UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 14, 2011

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	000-23017	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8Penn Center 1628 JFK Blvd., Suite 300 Philadelphia, PA		19103
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (215) 717-4100

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On November 14, 2011, Echo Therapeutics, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Platinum Partners Liquid Opportunity Master Fund L.P. and Platinum-Montaur Life Sciences, LLC (collectively, “Platinum”) pursuant to which Platinum confirmed its intent to exercise warrants with a total aggregate exercise price of $2 million during the period beginning on November 15, 2011 and ending on December 31, 2011 (the “Election Period”). Platinum holds Series 1 warrants to purchase common stock, $0.01 par value per share (“Common Stock”), of Echo at an exercise price per share of $1.50 (each, a “Series 1 Warrant”) and Series 2 warrants to purchase Common Stock at an exercise price per share of $2.50 (each, a “Series 2 Warrant”), all of which were acquired in Echo’s Series D Preferred Stock offering in February 2011. In consideration for Platinum’s voluntary exercise of such warrants, Echo has agreed to amend that number of Platinum’s Series 2 Warrants as is equal to the number of Series 1 Warrants (each, an “Amended Warrant”) Platinum exercises such that the exercise price of each Amended Warrant will be $1.50 per share.  The Amended Warrants must be exercised simultaneously with the related Series 1 Warrants.

The Agreement provides that, at Platinum’s election, for so long as the issuance of Common Stock is not prohibited by the 4.99% beneficial ownership restriction described in Section 2(e) of the Series 1 Warrants and the Series 2 Warrants, Platinum may receive, on exercise, either Common Stock or Series C Preferred Stock convertible into that number of shares of Common Stock that Platinum would otherwise be entitled to receive upon such warrant exercises.  In the event that the exercise of such warrants would result in Platinum and its affiliates beneficially owning (as calculated pursuant to Rule 13d-3 under the Securities Exchange Act) in excess of 4.99% of the Company’s outstanding Common Stock, in lieu of the issuance of shares of Common Stock in excess of such restriction, the Company shall issue to Platinum a number of shares of its Series C Preferred Stock convertible into the aggregate number of shares of Common Stock issuable by the Company pursuant to the exercise described herein in excess of the 4.99% beneficial ownership restriction.

Pursuant to the terms of the Certificate of Designation, Preference and Rights of Series C Preferred Stock (the "Certificate of Designation"), each share of Series C Stock is initially convertible into one thousand shares of Common Stock, subject to adjustment for stock splits, combinations or similar events. Each holder who receives Series C Stock may convert its Series C Stock at any time following its issuance.   In the event of any Liquidation Event (as defined in the Certificate of Designation), the holders of Series C Stock are entitled to receive (subject to the rights of any securities designated as senior to the Series C Stock) a per share liquidation preference equal to an amount calculated by taking the total amount available for distribution to holders of all the Company’s outstanding Common Stock before deduction of any preference payments for the Series C Stock, divided by the total of (x) all of the then outstanding shares of the Company’s Common Stock, plus (y) all of the shares of the Company’s Common Stock into which all of the outstanding shares of the Series C Stock can be converted, in each case prior to any distribution to the holders of Common Stock or any other securities designated as junior to the Series C Stock.

On November 15, 2011, the Company entered into an Indemnification Agreement (the "Indemnification Agreement") with each of Patrick T. Mooney, the Company’s Chief Executive Officer, President and Chairman of the Board, Christopher P. Schnittker, the Company’s Chief Financial Officer, and Kimberly A. Burke, the Company’s General Counsel and Senior Vice President (each, an “Officer”). Under the Indemnification Agreement, the Company agreed to indemnify the Officer against liability, subject to certain limitations, arising out of his or her performance of duties to the Company. The Indemnification Agreement provides indemnification in addition to the indemnification provided by the Company's certificate of incorporation, bylaws and applicable law. Among other things, the Indemnification Agreement provides indemnification for certain expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by the Officer in any action or proceeding, including any action by or in the right of the Company, arising out of his or her service to the Company or to any other entity to which he or she provides services at the Company's request. Further, the Company agreed to advance expenses, subject to certain limitations, the Officer may incur as a result of any proceeding against him or her as to which he or she could be indemnified.

The foregoing descriptions of the Agreement, the Series 2 Warrant, the Indemnification Agreement and the transactions contemplated therein and thereby do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements and instruments, which are filed as exhibits hereto and are incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

The Exhibits listed in the Exhibit Index immediately preceding such Exhibits are filed with or incorporated by reference in this report.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: November 18, 2011	By: /s/ Patrick T. Mooney
Patrick T. Mooney
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement between the Company, Platinum Partners Liquid Opportunity Master Fund L.P. and Platinum-Montaur Life Sciences, LLC dated November 18, 2011.
10.2	Series 2 Common Stock Purchase Warrant is incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated October 27, 2011.
10.3	Form of Indemnification Agreement.